Exhibit 3.53

CERTIFICATE OF FORMATION

OF

GAVILON MIDSTREAM ENERGY, LLC

This Certificate of Formation of GAVILON MIDSTREAM ENERGY, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.                                      The name of the limited liability company is:

GAVILON MIDSTREAM ENERGY, LLC

2.                                      The registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 17th day of November, 2010.

By:	/s/ Jeffrey S. Penne
Authorized Person
Name: Jeffrey S. Penne